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                                  EXHIBIT 99.2
                          BRICKER DEFINITIVE AGREEMENT


                                                         CONTACT: Carol DeMatteo
                                                                Public Relations
                                                            (617) 241-9200 x1293

          KEANE SIGNS AGREEMENT TO ACQUIRE BRICKER & ASSOCIATES, INC.

              ACQUISITION WOULD ENHANCE KEANE'S IT STRATEGY MODEL,
                           PROVIDE FOLLOW-ON BUSINESS

     BOSTON, April 20, 1998 -- Leading IT consulting firm Keane, Inc. (AMEX:KEA) today announced it has signed a definitive agreement to acquire Chicago-based Bricker & Associates, Inc., a privately-held operations improvement consulting firm. The transaction will be accounted for as a pooling of interests and is expected to close by early June, subject to receipt of regulatory approvals and satisfaction of other closing conditions. It is anticipated that the purchase of Bricker will be immediately accretive to Keane's earnings.

     Bricker assists organizations in maximizing their strategic use of work processes, information technology and organization design in order to increase revenue, reduce operating costs and improve profits. The proposed acquisition will enhance Keane's capabilities to help clients plan, build and manage information technology solutions that enable their business strategies. The combined operations will offer clients a comprehensive capability from consulting through implementation.

     "The strategic and cultural fit between Bricker and Keane is extraordinary," said John F. Keane, chairman and CEO for Keane, Inc. "Both organizations seek to improve clients' competitiveness by optimally deploying people, process, and technology across the organiza tion. While Bricker focuses on improving a client's business operations, Keane enables these improvements by implementing information technology solutions. Both companies are customer and results oriented."

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Keane Signs Agreement to Acquire Bricker & Associates, Inc./2

     With the Bricker acquisition, Keane believes it will be well positioned to capture significant follow-on business, such as application development and outsourcing projects. Bricker engagements typically result in $10 to $50 million in follow-on technology initiatives, most of which are aligned with Keane's delivery capabilities.

     It is anticipated that Bricker's senior management will assume management positions within Keane upon completion of the acquisition.

     "Keane's robust and disciplined business infrastructure, including its branch office operations, recruiting and training, will assist Bricker in rapidly growing its operations improvement consulting practice while maintaining the highest levels of customer service," said Deborah Bricker, president of Bricker & Associates, Inc. "Additionally, Keane's technology service offerings will provide Bricker clients an opportunity to seamlessly implement the technology solutions that are defined as part of Bricker's operations improve ment recommendations."

     Bricker has experienced consistent growth over the past five years, growing revenue at a compounded annual growth rate of 44 percent and operating income at 74 percent. Bricker's 1997 revenues were $15 million, with First Quarter 1998 revenues rising 82 percent over the First Quarter of 1997 to $5.8 million. Bricker's pre-tax income (on a pro-forma basis after excluding shareholder bonuses) for 1997 and the First Quarter of 1998 were $3.9 million, or 26 percent of revenues, and $2.7 million, or 46 percent of revenues, respectively. Bricker's clients include Fortune 500 and middle market companies in the insurance, distribution, manufacturing, information management, health care and professional services industries. Clients include Kemper Insurance Companies, TIG Holdings, Inc., U.S. Gypsum Company, and Caterpillar.

     The transaction is valued at approximately $110 million. Based upon the closing price for Keane Common Stock on the American Stock Exchange on April 17, 1998, it is antici pated that upon consummation of the acquisition, Keane will issue or reserve for issuance approximately two million shares of its Common Stock in exchange for all of the outstanding shares and options to acquire shares of Bricker. The actual number of shares to be issued by Keane will be determined based on the average price of Keane's Common Stock prior to closing.


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Keane Signs Agreement to Acquire Bricker & Associates, Inc./3

ABOUT BRICKER & ASSOCIATES, INC.

     Bricker specializes in transforming its client's "big picture" business strategy into implementable operations improvements that are enabled by IT solutions. Bricker seeks to isolate the root cause behind business problems that encumber revenue and profit growth. It provides its clients with both an operations improvement strategy and implementation services. Bricker's Productivity Improvement Plan includes financial justification analysis to support its recommendations.

ABOUT KEANE, INC.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $800 million firm that helps companies build and manage high-performance IT organizations. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's services include IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a North American network of more than 40 branch offices. Information about Keane, which was recently named the Wall Street Journal's Best 10-Year Performer, is available via the Internet's World Wide Web at http://www.keane.com.

_____________________________________________________________________________

This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected consummation of the acquisition of Bricker and the future benefits Keane expects to derive as a result of such acquisition. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, the satisfaction of various closing conditions, including receipt of regulatory approvals, Keane's success in integrating Bricker into its own operations, and the various factors set forth under the caption "Certain Factors That May Affect Future Results" in Keane's annual report or Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.